UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2019

Mammoth Energy Services, Inc.

(Exact name of registrant as specified in its charter)

001-37917
(Commission File No.)

Delaware	32-0498321
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14201 Caliber Drive, Suite 300 Oklahoma City, Oklahoma	73134
(Address of principal executive offices)	(Zip Code)
(405) 608-6007
(Registrant’s telephone number, including area code)
______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of The Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TUSK	The Nasdaq Stock Market LLC
(The NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§232.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(s) of the Exchange Act.  ☐

Item 1.02 Termination of a Material Definitive Agreement
As previously disclosed by Mammoth Energy Services, Inc. (the “Company”), Stingray Pressure Pumping LLC (“Stingray”), a wholly owned subsidiary of the Company, and Gulfport Energy Corporation (“Gulfport”) are parties to that certain Amended and Restated Master Services Agreement for Pressure Pumping Services effective October 1, 2014, as amended on February 18, 2016, further amended on July 7, 2016, and further amended on July 1, 2018 (collectively, the “Contract”). Pursuant to and in accordance with the terms of the Contract, Stingray provides hydraulic fracturing, stimulation and related completion and rework services to Gulfport in exchange for the payments specified in the Contract. The Contract provides for a term ending in December 2021.

On December 20, 2019, Gulfport filed with the Securities and Exchange Commission a current report on Form 8-K (the “Gulfport 8-K”) in which Gulfport states, in part: “On December 18, 2019, Gulfport notified [Stingray] of the exercise of Gulfport’s termination right under the [Contract] in connection with [Stingray’s] inability to fulfill or timely cure its obligation under the [Contract.]”
Prior to the filing of the Gulfport 8-K, Gulfport had not provided the Company with a notice of termination that complies with the provisions of the Contract. While the Company did receive a letter from Gulfport on December 18, 2019 (such letter is hereinafter referred to as the “Gulfport Letter”), it was not, in fact, a notice of termination. Rather, the Gulfport Letter informed the Company that Gulfport had completed its review of the accounts and records maintained by Stingray for the period January 2017 to December 2018 in accordance with the terms of the Contract and was claiming certain exceptions and costs to be determined. Among other things, the Gulfport Letter also requested that Stingray confirm in writing that it would work with Gulfport on a new billing methodology going forward. The Gulfport Letter concluded:
Please review the attached report and reply to the exceptions within 45 calendar days of this letter. If you have questions, please contact me. The cooperation and assistance extended to us is appreciate.
Nothing in the Gulfport Letter reflects that Gulfport was terminating the Contract.
In addition to its receipt of the Gulfport Letter on December 18, 2019, the Company’s Chief Financial Officer received a telephone call on that date from a Gulfport executive informing him that Gulfport had filed a lawsuit under seal in Delaware that seeks to terminate the Contract. However, neither the Company nor Stingray has been served with such lawsuit, and the Company has not yet been able to obtain a copy of any such action as it has allegedly been filed under seal. Under the Contract, all notices must be provided in writing and comply with specific Contract provisions. As such, to the extent Gulfport contends that the phone call to the Company’s Chief Financial Officer constituted notice of termination, it did not.
Gulfport has certain audit rights under the Contract, and if Gulfport determines that amounts paid to Stingray exceed the amounts Gulfport is obligated to pay, then the parties shall work in good faith to resolve such dispute. The Contract also provides that if a party fails to fully and timely perform any of its covenants or agreements in the Contract and such failure has not been excused or cured with 45 days of written notice that specifically describes such failure, such party shall be in default under the Contract.
The Company disputes that Stingray has not or is unable to fulfill or timely cure its obligations under the Contract. The Company further disputes that the information included in the summary exceptions accompanying the Gulfport Letter contains the specificity necessary to evaluate Gulfport’s claims and notes that the summary exceptions refer to spreadsheets that have not been provided to the Company. Further, there is no default under the Contract unless a party’s alleged failure is not cured within a 45 day cure period – a period that Gulfport expressly acknowledges in the Gulfport Letter. The Company denies any failure to perform, contends the 45 day cure period has not even begun (let alone expired), and disputes that Gulfport has a right to terminate the Contract at this juncture.
Throughout the audit conducted by Gulfport pursuant to the Contract, the Company has provided the audit records to which Gulfport is entitled under the Contract and has continuously expressed interest in working with Gulfport to resolve any disputes it identified. If Gulfport is now attempting to terminate the Contract as it states in the Gulfport 8-K, the Company believes that Gulfport’s actions constitute a breach of the Contract, disputes that Gulfport has provided any notice of termination, and intends to vigorously contest termination and enforce the Company’s rights.
Gulfport owns approximately 22% of the Company’s outstanding common stock and one of the Company’s directors is Gulfport’s designee pursuant to that certain Investor Rights Agreement between the Company and Gulfport, dated as of October 12, 2016, entered into by the parties thereto in connection with the Company’s initial public offering.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAMMOTH ENERGY SERVICES, INC.
Date:	December 23, 2019	By:	/s/ Mark Layton
Mark Layton
Chief Financial Officer and Secretary